Exhibit 14.1

MAVERICK BANCSHARES, INC.
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

POLICY STATEMENT

            The Board of Directors (the "Board") of Maverick Bancshares, Inc. (the "Company") recognizes that senior management sets the tone for integrity and business ethics of any organization, and that senior financial officers have a particularly important responsibility and an elevated role in governance as it affects the interest of all stakeholders. Accordingly, the Board of Directors has adopted this Code of Ethics for Senior Financial Officers (this "Code") to memorialize certain policies and procedures to which senior officers of the Company having financial responsibilities or oversight are expected to adhere and to advocate. These policies and procedures are intended to deter wrongdoing and to promote:

    honest and ethical conduct including the ethical handling of actual, apparent or perceived conflicts of interest,

    full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company, and compliance with applicable governmental laws, rules and regulations particularly with regard to the maintenance of the Company's financial records and the preparation of financial statements filed with the SEC.

APPLICATION

            This Code applies to the Company's President and Chief Executive Officer, Chief Lending Officer, Chief Financial Officer, Controller and Assistant Controller (collectively, the "Senior Financial Officers"). The Senior Financial Officers must comply with this Code, as well as the Maverick Bank Conflict of Interest and Ethics Policy (the "Code of Conduct") applicable to all the Company employees, officers and directors.

POLICIES AND PROCEDURES

            The Senior Financial Officers must maintain high standards of honest and ethical conduct and avoid actual, apparent or perceived conflicts of interest as defined in the Code of Conduct. If any Senior Financial Officer believes that he or she may be involved with an actual, apparent or perceived conflict of interest, such officer must promptly notify the Chair of the Audit Committee. If the Chair of the Audit Committee determines that a material conflict of interest exists, he or she will promptly notify the Audit Committee.

            The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the SEC and in other public communications. In particular, such officers are responsible for assuring that the Company complies with laws and SEC rules governing disclosure of financial information in reports filed with the SEC and for assuring that press releases and other communications with investors and securities analysts are fair, complete and accurate. In connection with this responsibility, the Senior Financial Officers must:

    Design and maintain or supervise the design and maintenance of disclosure controls and procedures to ensure that material financial information is communicated to the associates responsible for preparing filings with, and submissions to, the SEC and other public communications containing financial information.

    Promptly notify the Audit Committee of any information he or she may have concerning (i) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other associates who have a significant role in the Company's internal control over financial reporting.

            Each Senior Financial Officer shall promptly notify the Chair of the Audit Committee of any information that he or she may have concerning any violation of the Company Code of Conduct or this Code, including any actual, apparent or perceived conflicts of interest between personal and professional relationships, involving any management or other associates who have a significant role in the Company's financial reporting, disclosures or internal controls. If the Chair of the Audit Committee determines that a material conflict of interest or other violation of the Code of Conduct or this Code exists, then he or she will promptly notify the Audit Committee.

            Each Senior Financial Officer shall promptly notify the Chair of the Audit Committee of any information he or she may have concerning evidence of a material violation of the securities or other governmental laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any of its associates or directors. If the Chair of the Audit Committee determines that such a material violation exists, then he or she will promptly notify the Audit Committee.

            The Audit Committee shall determine the appropriate action to be taken if any Senior Financial Officer violates this Code. Such action will be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code.

AMENDMENT AND WAIVER

            The Audit Committee may amend, or grant a waiver, including an implicit waiver, from a provision of this Code, provided that any such amendment or waiver will be disclosed promptly, as required by applicable laws and regulations.

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